Exhibit 99.1
Michael D. Bluhm, Chief Financial Officer 240.744.5110 Bret D.S. McLeod, Senior Vice President 240.744.5216 Gee Lingberg, Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2018

BETHESDA, MD; November 1, 2018 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the third quarter of 2018.

James F. Risoleo, President and Chief Executive Officer, said, “We continue to be pleased with our operating results. For the third quarter, the growth in RevPAR, which was in-line with our expectations, was complemented by food and beverage outperformance and broad productivity gains that drove profitability and boosted our bottom-line performance above expectations.”

“During the quarter, we continued to enhance our irreplaceable U.S. hotel portfolio through targeted dispositions,” continued Mr. Risoleo. “We continue to focus our capital recycling efforts on reducing our international and New York exposure, as evidenced by the sale of the JW Marriott Hotel Mexico City and reaching an agreement to sell our interest in the European joint venture to our existing partners. In New York, we completed the previously announced sale of the W New York – Union Square and placed the Westin New York Grand Central hotel under contract for $300 million, including FF&E funds. In addition, we sold the retail space at the New York Marriott Marquis for $442 million. This transaction was an excellent example of creating value for stockholders through portfolio investment, while also exiting a non-core asset at an attractive price. Proceeds from the sales that have closed, plus those that we expect to close, total approximately $1.2 billion. Combined with our existing cash on hand, these dispositions provide us incredible flexibility as we explore investment opportunities to create shareholder value, including adding to our irreplaceable portfolio, investing in our existing assets, or buying back stock.”

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,		Percent	Year-to-date ended September 30,		Percent
	2018	2017	Change	2018	2017	Change
Total revenues	$1,299	$1,254	3.6%	$4,163	$4,043	3.0%
Comparable hotel revenues (1)	1,128	1,098	2.8%	3,540	3,451	2.6%
Net income	378	105	260.0%	845	478	76.8%
EBITDAre (1)(2)	344	320	7.5%	1,190	1,135	4.8%
Adjusted EBITDAre (1)(2)	344	319	7.8%	1,190	1,135	4.8%
Change in comparable hotel RevPAR:
Domestic properties	1.4%			1.7%
International properties - Constant US$	10.8%			14.0%
Total - Constant US$	1.6%			1.9%

Diluted earnings per common share	0.43	0.14	207.1%	1.06	0.64	65.6%
NAREIT FFO and Adjusted FFO per diluted share (1)	0.37	0.33	12.1%	1.34	1.27	5.5%

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)

Effective December 31, 2017, the Company presents EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of performance. Prior year results have been restated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partners’ share, which has increased the previously reported 2017 Adjusted EBITDA by $2 million for the third quarter and $7 million year-to-date. See the Notes to Financial Information for more information on this change.

Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by RevPAR, is available in the Third Quarter 2018 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

Operating Performance

GAAP Metrics

•

The improvements in total revenues of 3.6% for the quarter and 3.0% for year-to-date were driven by improvements in food and beverage sales and the operations of the three hotel Hyatt portfolio acquired in 2018, partially offset by the disposition of eight hotels in 2017 and 2018.

•

GAAP operating profit margin declined 1,720 basis points for the quarter and 520 basis points for year-to-date, due to $239 million of impairment expense related to The Westin New York Grand Central hotel and Sheraton New York Times Square Hotel.

•	Net income increased $273 million to $378 million for the quarter and $367 million to $845 million for year-to-date primarily due to the increase in gain on sale of assets, discussed below.
•	Diluted earnings per share increased 207.1% and 65.6% for the quarter and year-to-date, respectively.

Other Metrics

•

Comparable RevPAR, on a constant dollar basis, improved 1.6% for the quarter, driven by a 1.5% increase in average room rate and a 10 basis point increase in occupancy. Year-to-date, comparable RevPAR on a constant dollar basis improved 1.9%, driven by a 70 basis point increase in occupancy and a 1.0% increase in average room rate.

•

Comparable hotel revenues increased 2.8% for the quarter and 2.6% for year-to-date. In addition to the increase in RevPAR described above, the improvements in comparable revenues for the quarter reflect a 5.1% increase in food & beverage revenues, driven by an increase in banquet revenues and a 9.4% increase in other revenues.

•	Comparable hotel EBITDA increased $13 million, or 4.6%, for the quarter and $48 million, or 4.9%, year-to-date.
•	Comparable hotel EBITDA margins improved 50 basis points for the quarter and 65 basis points year-to-date.
•	Adjusted EBITDAre increased $25 million, or 7.8%, for the quarter and $55 million, or 4.8%, year-to-date.
•	Adjusted FFO per diluted share increased 12.1% for the quarter and 5.5% year-to-date.

Dispositions

On September 27, 2018, the Company completed the sale of the JW Marriott Hotel Mexico City for $183 million. This hotel was the previously announced but unidentified asset held for sale. The Company is a 52% majority owner of the partnership that owned the hotel. As previously announced on September 21, 2018, the Company sold the New York Marriott Marquis retail and theater commercial units and the related signage areas of the hotel (the “Retail”) to Vornado Realty Trust for $442 million. Substantially all of the net proceeds from the sale of the Retail were used to close out a reverse like-kind exchange structure established in connection with the acquisition of the Hyatt portfolio in March 2018. In addition, on September 6, 2018 the Company closed on the sale of the W New York – Union Square for a sale price of $171 million, including $3 million of FF&E funds.

Subsequent to quarter end, the Company entered into an agreement to sell The Westin New York Grand Central for $300 million, including approximately $20 million of FF&E funds. The sale is expected to close in the first quarter of 2019, subject to customary closing conditions. The Company also reached an agreement to sell its approximate 33% interest in the European joint venture to its partners for proceeds of approximately €435 million ($505 million). The sale is expected to close during the fourth quarter, subject to customary closing conditions, including the receipt of required consents.

Capital Allocation

During the third quarter, the Company spent approximately $119 million on capital expenditures, of which $48 million was return on investment (“ROI”) capital expenditures and $71 million was on renewal and replacement projects. Year-to-date, the Company spent $320 million on capital expenditures, of which $106 million was ROI capital expenditures and $214 million was on renewal and replacement projects.

For 2018, the Company continues to anticipate capital expenditures of $475 million to $520 million. This total spend consists of $195 million to $220 million in ROI projects and $280 million to $300 million in renewal and replacement projects.

While it is early in the 2019 capital budgeting process, the Company reached an agreement with Marriott International to complete a number of transformational brand reinvestment capital projects, similar to that at the San Francisco Marriott

Marquis, over a phased four-year period. These portfolio investments are designed to better position these assets to compete in their respective markets and enhance long-term performance. As a result, the Company intends to spend an incremental $150 million to $200 million per year above its total historical capex spend during this time frame. In exchange, Marriott has provided additional priority returns on the agreed upon investments and operating profit guarantees to offset expected business disruption.

Dividends

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on October 15, 2018 to stockholders of record as of September 28, 2018. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

Balance Sheet

“We continued to enhance our investment grade balance sheet with accretive dispositions in the quarter.  We believe our strong liquidity position and access to capital provides a meaningful strategic advantage as we pursue a variety of investment activities that will provide long-term stockholder value,” said Michael D. Bluhm, Chief Financial Officer.

At September 30, 2018, the Company had approximately $1,269 million of unrestricted cash, not including $205 million in the FF&E escrow reserve, and $702 million of available capacity under the revolver portion of its credit facility. Total debt as of September 30, 2018, was $4.1 billion, with an average maturity of 4.3 years and an average interest rate of 4.1%. The Company has no debt maturities until 2020.

As previously announced, the Company entered into a distribution agreement by which the Company may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $500 million. No shares have been issued in 2018. The Company also has $500 million of capacity available under its current common share repurchase program. No shares have been repurchased in 2018.

2018 Outlook

The Company anticipates that its 2018 operating results as compared to the prior year will change in the following range:

	Previous Full Year 2018 Guidance	Current Full Year 2018 Guidance	Change in Full Year 2018 Guidance to the Mid-Point
Total comparable hotel RevPAR - Constant US$ (1)	1.75% to 2.5%	1.9% to 2.1%	(12.5 bps)
Total revenues under GAAP	2.2% to 2.9%	2.4% to 2.6%	(5 bps)
Operating profit margin under GAAP	80 bps to 140 bps	(320 bps) to (300 bps)	(420 bps)
Comparable hotel EBITDA margins (2)	25 bps to 75 bps	50 bps to 60 bps	5 bps

__________

(1)

Forecast comparable hotel results include 85 hotels that are assumed will be classified as comparable as of December 31, 2018. See the 2018 Forecast Schedules for a listing of hotels excluded from the full year 2018 comparable hotel set.

(2)	At the 2.0% midpoint of the RevPAR guidance, the improvement in comparable hotel EBITDA margin is 13 basis points higher compared to the previous guidance.

Based upon the above parameters, the Company estimates its 2018 guidance as follows:

	Previous Full Year 2018 Guidance	Current Full Year 2018 Guidance	Change in Full Year 2018 Guidance to the Mid-Point
Net income (in millions)	$662 to $698	$971 to $981	$296
Adjusted EBITDAre (in millions)	$1,525 to $1,565	$1,545 to $1,555	$5
Diluted earnings per common share	$.88 to $.93	$1.23 to $1.24	$.33
NAREIT FFO per diluted share	$1.71 to $1.76	$1.74 to $1.76	$.015
Adjusted FFO per diluted share	$1.71 to $1.76	$1.74 to $1.76	$.015

See the 2018 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 88 properties in the United States and five properties internationally totaling approximately 52,000 rooms. The Company also holds non-controlling interests in seven domestic and international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 1, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2018, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	September 30, 2018	December 31, 2017

ASSETS
Property and equipment, net	$9,775	$9,692
Assets held for sale	274	250
Due from managers	141	79
Advances to and investments in affiliates	320	327
Furniture, fixtures and equipment replacement fund	205	195
Other	171	237
Cash and cash equivalents	1,269	913
Total assets	$12,155	$11,693

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$2,781	$2,778
Credit facility, including the term loans of $997 million and $996 million, respectively	1,292	1,170
Other debt	6	6
Total debt	4,079	3,954
Accounts payable and accrued expenses	265	283
Other	246	287
Total liabilities	4,590	4,524

Non-controlling interests - Host Hotels & Resorts, L.P.	170	167

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 740 million shares and 739.1 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,108	8,097
Accumulated other comprehensive loss	(65)	(60)
Deficit	(728)	(1,071)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,322	6,973
Non-controlling interests—other consolidated partnerships	73	29
Total equity	7,395	7,002
Total liabilities, non-controlling interests and equity	$12,155	$11,693
___________
(1)	Please see our Third Quarter 2018 Supplemental Financial Information for more detail on our debt balances.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
Revenues
Rooms	$874	$860	$2,691	$2,643
Food and beverage	337	314	1,199	1,152
Other	88	80	273	248
Total revenues	1,299	1,254	4,163	4,043
Expenses
Rooms	234	227	696	676
Food and beverage	254	242	822	794
Other departmental and support expenses	321	309	972	952
Management fees	56	53	183	178
Other property-level expenses	90	97	287	294
Depreciation and amortization(1)	412	176	779	534
Corporate and other expenses(2)	24	24	82	79
Gain on insurance and business interruption settlements	—	(1)	—	(6)
Total operating costs and expenses	1,391	1,127	3,821	3,501
Operating profit (loss)	(92)	127	342	542
Interest income	3	2	8	4
Interest expense	(45)	(43)	(134)	(125)
Gain on sale of assets	547	59	667	105
Gain (loss) on foreign currency transactions and derivatives	1	(2)	—	(4)
Equity in earnings of affiliates	6	4	25	19
Income before income taxes	420	147	908	541
Provision for income taxes	(42)	(42)	(63)	(63)
Net income	378	105	845	478
Less: Net income attributable to non-controlling interests(3)	(56)	(1)	(61)	(6)
Net income attributable to Host Inc.	$322	$104	$784	$472
Basic and diluted earnings per common share	$.43	$.14	$1.06	$.64
___________
(1)	Depreciation and amortization expense includes impairment expense of $239 million on two properties in the third quarter of 2018 and $21 million on two properties during the first half of 2018.
(2)	Corporate and other expenses include the following items:
	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
General and administrative costs	$20	$21	$71	$70
Non-cash stock-based compensation expense	4	3	11	8
Litigation accruals and acquisition costs, net	—	—	—	1
Total	$24	$24	$82	$79

(3)

Net income attributable to non-controlling interests for the quarter and year-to-date 2018 includes $53 million for the non-controlling partner’s portion of the gain, net of tax, on the sale of the JW Marriott Hotel Mexico City.

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
Net income	$378	$105	$845	$478
Less: Net income attributable to non-controlling interests	(56)	(1)	(61)	(6)
Net income attributable to Host Inc.	$322	$104	$784	$472

Basic weighted average shares outstanding	739.9	738.8	739.6	738.5
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.6	.2	.6	.2
Diluted weighted average shares outstanding (1)	740.5	739.0	740.2	738.7
Basic and diluted earnings per common share	$.43	$.14	$1.06	$.64
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$

	As of September 30, 2018		Quarter ended September 30, 2018			Quarter ended September 30, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$344.07	89.9%	$309.41	$325.44	92.4%	$300.75	2.9%
Jacksonville	1	446	360.43	77.7	280.14	347.34	64.5	224.07	25.0
New York	4	5,033	281.58	90.4	254.59	282.83	92.6	261.91	(2.8)
Seattle	2	1,315	280.39	92.6	259.59	267.84	93.6	250.75	3.5
Washington, D.C. (CBD)	5	3,238	205.95	83.7	172.41	216.94	86.9	188.63	(8.6)
Boston	4	3,185	249.19	91.1	227.10	244.72	88.5	216.68	4.8
San Diego	4	4,341	239.77	85.0	203.73	233.72	86.4	201.92	0.9
Los Angeles	3	1,421	224.65	88.7	199.17	230.75	93.5	215.73	(7.7)
San Francisco/San Jose	5	2,353	235.07	87.2	205.07	221.52	86.1	190.71	7.5
Florida Gulf Coast	2	593	170.75	59.2	101.03	168.26	62.1	104.45	(3.3)
Philadelphia	2	810	204.34	85.9	175.60	188.80	84.2	158.99	10.4
Chicago	6	2,392	218.19	87.8	191.60	204.47	88.5	180.94	5.9
Phoenix	4	1,518	147.56	63.7	94.01	142.34	65.7	93.47	0.6
Orange County	4	1,429	199.42	82.8	165.11	196.64	82.1	161.35	2.3
Atlanta	5	1,936	182.19	78.8	143.65	189.32	75.9	143.69	—
New Orleans	1	1,333	138.93	73.9	102.70	135.25	71.0	96.02	7.0
Northern Virginia	5	1,919	178.58	75.5	134.78	173.28	77.1	133.68	0.8
San Antonio	2	1,513	168.21	74.3	125.04	165.71	66.9	110.88	12.8
Orlando	1	2,004	150.91	64.1	96.80	148.77	63.7	94.82	2.1
Denver	3	1,340	175.61	85.4	150.02	167.43	87.3	146.09	2.7
Miami	2	843	119.78	73.0	87.49	121.88	65.5	79.87	9.5
Houston	4	1,716	170.82	67.1	114.70	168.11	66.3	111.49	2.9
Other	8	3,596	159.15	76.1	121.05	160.43	75.2	120.61	0.4
Domestic	80	45,956	218.40	81.7	178.48	215.42	81.7	176.05	1.4

International	5	1,499	165.21	70.9	117.20	154.86	68.3	105.82	10.8
All Locations - Constant US$	85	47,455	216.93	81.4	176.55	213.81	81.3	173.83	1.6

All Owned Hotels in Constant US$ (2)

	As of September 30, 2018		Quarter ended September 30, 2018			Quarter ended September 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	85	47,455	$216.93	81.4%	$176.55	$213.81	81.3%	$173.83	1.6%
Non-comparable Hotels (Pro forma)	8	4,664	290.65	74.7	217.23	293.55	74.8	219.58	(1.1)
All Hotels	93	52,119	223.03	80.8	180.19	220.42	80.7	177.93	1.3

Comparable Hotels in Nominal US$

	As of September 30, 2018		Quarter ended September 30, 2018			Quarter ended September 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	5	1,499	$165.21	70.9%	$117.20	$168.75	68.3%	$115.31	1.6%
Domestic	80	45,956	218.40	81.7	178.48	215.42	81.7	176.05	1.4
All Locations	85	47,455	216.93	81.4	176.55	214.18	81.3	174.13	1.4

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Location in Constant US$

	As of September 30, 2018		Year-to-date ended September 30, 2018			Year-to-date ended September 30, 2017
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$360.97	91.0%	$328.41	$339.86	90.9%	$308.79	6.4%
Jacksonville	1	446	373.17	77.9	290.68	359.82	73.9	265.89	9.3
New York	4	5,033	279.83	86.6	242.31	273.51	88.0	240.73	0.7
Seattle	2	1,315	248.28	85.5	212.25	242.23	86.8	210.24	1.0
Washington, D.C. (CBD)	5	3,238	248.62	81.8	203.28	259.86	84.5	219.55	(7.4)
Boston	4	3,185	235.72	83.7	197.34	237.07	82.5	195.54	0.9
San Diego	4	4,341	234.70	83.8	196.79	233.28	84.7	197.49	(0.4)
Los Angeles	3	1,421	216.97	89.5	194.24	222.05	90.0	199.84	(2.8)
San Francisco/San Jose	5	2,353	230.22	84.2	193.86	221.22	79.7	176.28	10.0
Florida Gulf Coast	2	593	250.18	72.9	182.26	237.39	73.7	175.01	4.1
Philadelphia	2	810	207.10	86.2	178.43	197.10	82.2	162.06	10.1
Chicago	6	2,392	204.60	79.7	163.14	197.01	79.6	156.82	4.0
Phoenix	4	1,518	212.76	75.5	160.71	208.06	74.1	154.14	4.3
Orange County	4	1,429	193.34	80.2	155.07	192.63	80.2	154.50	0.4
Atlanta	5	1,936	185.87	79.2	147.22	192.65	78.1	150.46	(2.2)
New Orleans	1	1,333	178.86	80.6	144.23	174.77	77.0	134.55	7.2
Northern Virginia	5	1,919	186.89	76.9	143.67	184.85	76.0	140.46	2.3
San Antonio	2	1,513	186.50	74.5	138.94	182.03	73.4	133.68	3.9
Orlando	1	2,004	185.03	73.5	136.06	178.01	71.4	127.19	7.0
Denver	3	1,340	167.17	78.1	130.63	165.67	77.4	128.22	1.9
Miami	2	843	159.30	80.7	128.63	159.33	78.2	124.66	3.2
Houston	4	1,716	176.15	72.8	128.23	179.40	71.8	128.87	(0.5)
Other	8	3,596	169.63	75.4	127.94	168.38	73.9	124.43	2.8
Domestic	80	45,956	224.35	81.1	181.95	222.11	80.6	178.94	1.7

International	5	1,499	161.22	66.5	107.26	156.18	60.2	94.09	14.0
All Locations - Constant US$	85	47,455	222.71	80.6	179.59	220.54	79.9	176.26	1.9

All Owned Hotels in Constant US$ (2)

	As of September 30, 2018		Year-to-date ended September 30, 2018			Year-to-date ended September 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	85	47,455	$222.71	80.6%	$179.59	$220.54	79.9%	$176.26	1.9%
Non-comparable Hotels (Pro forma)	8	4,664	337.79	81.6	275.66	330.87	80.6	266.54	3.4
All Hotels	93	52,119	233.12	80.7	188.19	230.48	80.0	184.33	2.1

Comparable Hotels in Nominal US$

	As of September 30, 2018		Year-to-date ended September 30, 2018			Year-to-date ended September 30, 2017
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	5	1,499	$161.22	66.5%	$107.26	$161.23	60.2%	$97.14	10.4%
Domestic	80	45,956	224.35	81.1	181.95	222.11	80.6	178.94	1.7
All Locations	85	47,455	222.71	80.6	179.59	220.66	79.9	176.35	1.8

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Operating statistics are presented for all consolidated properties owned as of September 30, 2018 and do not include the results of operations for properties sold in 2018 or 2017. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as room revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. See the Notes to Financial Information – Comparable Hotel Operating Statistics for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents three hotels under significant renovations in 2017 and 2018, and five hotels acquired in 2017 and 2018, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2017 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR decrease of 1.1% and increase of 3.4% for the quarter and year-to-date, respectively for these eight hotels are considered non-comparable.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
Number of hotels	85	85	85	85
Number of rooms	47,455	47,455	47,455	47,455
Change in comparable hotel RevPAR -
Constant US$	1.6%	—	1.9%	—
Nominal US$	1.4%	—	1.8%	—
Operating profit (loss) margin (2)	(7.1)%	10.1%	8.2%	13.4%
Comparable hotel EBITDA margin (2)	27.4%	26.9%	29.05%	28.4%
Food and beverage profit margin (2)	24.6%	22.9%	31.4%	31.1%
Comparable hotel food and beverage profit margin (2)	27.0%	25.6%	32.5%	32.2%

Net income	$378	$105	$845	$478
Depreciation and amortization	412	176	779	534
Interest expense	45	43	134	125
Provision for income taxes	42	42	63	63
Gain on sale of property and corporate level income/expense	(533)	(39)	(618)	(45)
Non-comparable hotel results, net (3)	(35)	(31)	(174)	(174)
Comparable hotel EBITDA	$309	$296	$1,029	$981

	Quarter ended September 30, 2018				Quarter ended September 30, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$874	$(103)	$—	$771	$860	$(100)	$—	$760
Food and beverage	337	(45)	—	292	314	(36)	—	278
Other	88	(23)	—	65	80	(20)	—	60
Total revenues	1,299	(171)	—	1,128	1,254	(156)	—	1,098
Expenses
Room	234	(32)	—	202	227	(30)	—	197
Food and beverage	254	(41)	—	213	242	(35)	—	207
Other	467	(63)	—	404	459	(61)	—	398
Depreciation and amortization	412	—	(412)	—	176	—	(176)	—
Corporate and other expenses	24	—	(24)	—	24	—	(24)	—
Gain on insurance and business interruption settlements	—	—	—	—	(1)	1	—	—
Total expenses	1,391	(136)	(436)	819	1,127	(125)	(200)	802
Operating Profit - Comparable Hotel EBITDA	$(92)	$(35)	$436	$309	$127	$(31)	$200	$296

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2018				Year-to-date ended September 30, 2017
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$2,691	$(364)	$—	$2,327	$2,643	$(358)	$—	$2,285
Food and beverage	1,199	(185)	—	1,014	1,152	(166)	—	986
Other	273	(74)	—	199	248	(68)	—	180
Total revenues	4,163	(623)	—	3,540	4,043	(592)	—	3,451
Expenses
Room	696	(101)	—	595	676	(97)	—	579
Food and beverage	822	(138)	—	684	794	(125)	—	669
Other	1,442	(210)	—	1,232	1,424	(202)	—	1,222
Depreciation and amortization	779	—	(779)	—	534	—	(534)	—
Corporate and other expenses	82	—	(82)	—	79	—	(79)	—
Gain on insurance and business interruption settlements	—	—	—	—	(6)	6	—	—
Total expenses	3,821	(449)	(861)	2,511	3,501	(418)	(613)	2,470
Operating Profit - Comparable Hotel EBITDA	$342	$(174)	$861	$1,029	$542	$(174)	$613	$981
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by location, see the Third Quarter 2018 Supplemental Financial Information posted on our website.

(2)

Profit (loss) margins are calculated by dividing the applicable operating profit (loss) by the related revenue amount. GAAP profit (loss) margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
Net income (2)	$378	$105	$845	$478
Interest expense	45	43	134	125
Depreciation and amortization	173	176	519	534
Income taxes	42	42	63	63
EBITDA (2)	638	366	1,561	1,200
Gain on dispositions (3)	(546)	(58)	(665)	(101)
Non-cash impairment expense	239	—	260	—
Equity investment adjustments:
Equity in earnings of Euro JV (5)	(3)	(4)	(11)	(9)
Equity in earnings of affiliates other than Euro JV	(3)	—	(14)	(10)
Pro rata EBITDAre of Euro JV (5)	13	11	36	31
Pro rata EBITDAre of equity investments other than Euro JV	6	5	23	24
EBITDAre (2)(6)	344	320	1,190	1,135
Adjustments to EBITDAre:
Acquisition costs (4)	—	—	—	1
Gain on property insurance settlement	—	(1)	—	(1)
Adjusted EBITDAre (2)(6)	$344	$319	$1,190	$1,135
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $1 million for each of the year-to-date periods ended September 30, 2018 and 2017, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of the New York Marriott Marquis Retail in the third quarter of 2018 and four hotels in each of 2018 and 2017.
(4)

Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. As a result, the Hyatt portfolio acquisition was considered an asset acquisition and the related $17 million of acquisition costs were capitalized.

(5)	Represents our share of earnings and pro rata EBITDAre from our European Joint Venture (“Euro JV”) in which we hold an approximate one-third non-controlling interest.
(6)

Effective December 31, 2017, we present EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of our performance. Prior year results have been updated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partners' share, which has increased the previously reported third quarter and year-to-date 2017 Adjusted EBITDA by $2 million and $7 million, respectively. See the Notes to Financial Information for more information on this change.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2018	2017	2018	2017
Net income (2)	$378	$105	$845	$478
Less: Net income attributable to non-controlling interests	(56)	(1)	(61)	(6)
Net income attributable to Host Inc.	322	104	784	472
Adjustments:
Gain on dispositions (3)	(546)	(58)	(665)	(101)
Tax on dispositions	29	22	29	22
Gain on property insurance settlement	—	(1)	—	(1)
Depreciation and amortization	171	175	515	532
Non-cash impairment expense	239	—	260	—
Equity investment adjustments:
Equity in earnings of affiliates	(6)	(4)	(25)	(19)
Pro rata FFO of equity investments	12	11	44	39
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	53	(1)	52	(2)
FFO adjustments for non-controlling interests of Host L.P.	1	(1)	(2)	(6)
NAREIT FFO (2)	275	247	992	936
Adjustments to NAREIT FFO:
Acquisition costs (4)	—	—	—	1
Loss on debt extinguishment	—	—	—	1
Adjusted FFO (2)	$275	$247	$992	$938

For calculation on a per share basis (5):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	740.5	739.0	740.2	738.7
NAREIT FFO and Adjusted FFO per diluted share	$.37	$.33	$1.34	$1.27
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2018
	Low-end of range	High-end of range
Net income	$971	$981
Interest expense	179	179
Depreciation and amortization	688	688
Income taxes	66	66
EBITDA	1,904	1,914
Gain on dispositions	(665)	(665)
Non-cash impairment loss	260	260
Equity investment adjustments:
Equity in earnings of Euro JV	(13)	(13)
Equity in earnings of affiliates other than Euro JV	(14)	(14)
Pro rata EBITDAre of Euro JV	45	45
Pro rata EBITDAre of equity investments other than Euro JV	28	28
EBITDAre	1,545	1,555
Adjusted EBITDAre	$1,545	$1,555

	Full Year 2018
	Low-end of range	High-end of range
Net income	$971	$981
Less: Net income attributable to non-controlling interests	(63)	(63)
Net income attributable to Host Inc.	908	918
Adjustments:
Gain on dispositions	(665)	(665)
Tax on dispositions	29	29
Depreciation and amortization	684	684
Non-cash impairment loss	260	260
Equity investment adjustments:
Equity in earnings of affiliates	(27)	(27)
Pro rata FFO of equity investments	53	53
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	52	52
FFO adjustment for non-controlling interests of Host LP	(4)	(4)
NAREIT FFO	1,290	1,300
Adjusted FFO	$1,290	$1,300

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	740.3	740.3
Diluted earnings per common share	$1.23	$1.24
NAREIT FFO per diluted share	$1.74	$1.76
Adjusted FFO per diluted share	$1.74	$1.76
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 1.9% to 2.1% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will increase 50 basis points to 60 basis points for the low and high ends of the forecasted RevPAR range, respectively.
•	We expect to spend approximately $195 million to $220 million on ROI capital expenditures and approximately $280 million to $300 million on renewal and replacement capital expenditures.
•

The above forecast assumes the sale of the Company’s interest in the European joint venture. The transaction is subject to customary and other closing conditions which may not be satisfied and there can be no assurances that we will be able to complete the transaction at the price assumed in the forecast.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2018
			Low-end of range	High-end of range
Operating profit margin (2)			9.3%	9.5%
Comparable hotel EBITDA margin (3)			28.7%	28.8%

Net income			$971	$981
Depreciation and amortization			948	948
Interest expense			179	179
Provision for income taxes			66	66
Gain on sale of property and corporate level income/expense			(589)	(589)
Non-comparable hotel results, net (4)			(227)	(229)
Comparable hotel EBITDA			$1,348	$1,356

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,543	$(466)	$—	$3,077
Food and beverage	1,611	(248)	—	1,363
Other	360	(96)	—	264
Total revenues	5,514	(810)	—	4,704
Expenses
Hotel expenses	3,939	(583)	—	3,356
Depreciation	948	—	(948)	—
Corporate and other expenses	113	—	(113)	—
Total expenses	5,000	(583)	(1,061)	3,356
Operating Profit - Comparable Hotel EBITDA	$514	$(227)	$1,061	$1,348

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,550	$(467)	$—	$3,083
Food and beverage	1,615	(249)	—	1,366
Other	360	(96)	—	264
Total revenues	5,525	(812)	—	4,713
Expenses
Hotel expenses	3,940	(583)	—	3,357
Depreciation and amortization	948	—	(948)	—
Corporate and other expenses	113	—	(113)	—
Total expenses	5,001	(583)	(1,061)	3,357
Operating Profit - Comparable Hotel EBITDA	$524	$(229)	$1,061	$1,356
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 85 hotels (of our 93 hotels owned at September 30, 2018) that we have assumed will be classified as comparable as of December 31, 2018. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2018. Also, see the notes to the “Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts” for other forecast assumptions and further discussion of transactions affecting our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces other non-hotel income. The following hotels are considered non-comparable for full-year forecast:

Acquisitions:
•	The Don CeSar and Beach House Suites complex (acquired in February 2017)
•	W Hollywood (acquired in March 2017)
•	Andaz Maui at Wailea Resort (acquired in March 2018)
•	Grand Hyatt San Francisco (acquired in March 2018)
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018)

Renovations:
•	The Phoenician (business disruption beginning in the second quarter of 2016)
•	The Ritz-Carlton, Naples (business disruption beginning in the second quarter of 2018)
•	San Francisco Marriott Marquis (business disruption beginning in the third quarter of 2018)

Dispositions or properties under contract (includes forecast or actual results from January 1, 2018 through the anticipated or actual sale date):
•	Key Bridge Marriott (sold January 9, 2018)
•	W New York (sold May 9, 2018)
•	W New York – Union Square (sold September 6, 2018)
•	JW Marriott Hotel Mexico City (sold September 27, 2018)

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Don CeSar in February 2017. The hotel will not be included in our comparable hotels until January 1, 2019. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 93 hotels that we owned on September 30, 2018, 85 have been classified as comparable hotels. The operating results of the following hotels that we owned as of September 30, 2018 are excluded from comparable hotel results for these periods:

•

The Phoenician (acquired in June 2015 and, beginning in the second quarter of 2016, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center);

•	The Don CeSar and Beach House Suites complex (acquired in February 2017);
•	W Hollywood (acquired in March 2017);
•	Andaz Maui at Wailea Resort (acquired in March 2018);
•	Grand Hyatt San Francisco (acquired in March 2018);
•	Hyatt Regency Coconut Point Resort and Spa (acquired in March 2018);
•

The Ritz-Carlton, Naples, removed in the second quarter of 2018 (business interruption due to extensive renovations including restoration of the façade that requires closure of the hotel for over two months, coordinated with renovation and expansion of restaurant areas and renovation to the spa and ballrooms); and

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	San Francisco Marriott Marquis, removed in the third quarter of 2018 (business interruption due to renovations of guestrooms, ballrooms, meeting space, and extensive renovations of the main lobby).

The operating results of eight hotels disposed of in 2018 and 2017 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 9 and 10.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the five hotels acquired in 2017 and 2018 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2017 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore excluded these items from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

In the past, we presented Adjusted EBITDA as a supplemental measure of our performance. That metric is calculated in a similar manner as Adjusted EBITDAre presented here, with the exception of the adjustment for non-controlling partners’ pro rata share of Adjusted EBITDA, which totaled $2 million and $7 million for the third quarter and year-to-date of 2017, respectively. The rationale for including 100% of EBITDAre for consolidated affiliates with non-controlling interests is that the full amount of any debt of these affiliates is reported in our consolidated balance sheet and therefore metrics using total debt to EBITDAre provide a better understanding of the Company’s leverage. This is also consistent with NAREIT’s definition of EBITDAre.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 21 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.